EXHIBIT 99.1

COCA-COLA ENTERPRISES INC.	NEWS RELEASE
CONTACTS:	Scott Anthony - Investor Relations (770) 989-3105 Laura Asman - Media Relations (770) 989-3023

FOR IMMEDIATE RELEASE

COCA-COLA ENTERPRISES INC.
ANNOUNCES PRICING OF CASH TENDER OFFERS

ATLANTA, December 20, 2005 - Coca-Cola Enterprises (NYSE: CCE) announced today that it has priced its tender offers for any and all of its outstanding 7.125% Notes due September 30, 2009 and 6.125% Notes due August 15, 2011 (together, the "Notes"). Upon consummation of the tender offers, Coca-Cola Enterprises will pay, for each $1,000 principal amount of the Notes (excluding accrued and unpaid interest), the applicable purchase price set forth in the following table:

Description of Securities	Reference U.S. Treasury Security	Bloomberg Screen	Fixed Spread (Bps)	Reference Yield	Tender Offer Yield	Purchase Price
7.125% Notes due 2009	3.375% due 9/15/09	BBT5	30	4.402%	4.702%	$1,082.82
6.125% Notes due 2011	5.00% due 8/15/11	BBT6	45	4.405%	4.855%	$1,062.03

The purchase prices were determined by taking a fixed spread over the bid side yield to maturity of the applicable reference security as set forth in the above table.

The tender offers are being made upon and are subject to the terms and conditions set forth in the Offer to Purchase dated December 13, 2005, and the related Letter of Transmittal. The tender offers are scheduled to expire today at 5:00 p.m. ET, unless extended. Coca-Cola Enterprises will pay the purchase price, plus accrued and unpaid interest to, but excluding, the payment date for any Notes accepted for purchase pursuant to the tender offers. Coca-Cola Enterprises will pay for tendered Notes in same-day funds promptly following the expiration of the offers. It is expected that payment will be made on December 21, 2005.

Credit Suisse First Boston LLC and Deutsche Bank Securities Inc. are acting as Dealer Managers for the offers. The Information Agent is Global Bondholder Services Corporation, and the Depositary is JPMorgan Chase Bank, N.A. Copies of the Offer to Purchase and related offering materials are available by contacting the Information Agent at 866-488-1500. Persons with questions regarding the offers should contact Credit Suisse First Boston LLC’s Liability Management Desk at either 212-538-4807 or 800-820-1653, or Deutsche Bank Securities Inc. Liability Management Group at either 212-250-2955 or 866-627-0391.

This news release is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The offers are being made only pursuant to the Offer to Purchase and only in such jurisdictions as is permitted under applicable law.

Coca-Cola Enterprises Inc. is the world’s largest marketer, distributor, and producer of bottle and can liquid nonalcoholic refreshment. Coca-Cola Enterprises sells approximately 80 percent of The Coca-Cola Company’s bottle and can volume in North America and is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, and the Netherlands. Coca-Cola Enterprises’ ordinary shares are traded on the New York Stock Exchange under the symbol “CCE.”

Forward-Looking Statements

This news release contains certain forward-looking statements about the tender offers. The statements are based upon Coca-Cola Enterprises’ current expectations and beliefs and are subject to a number of known and unknown risks and uncertainties, including the ability to satisfy the conditions to consummate the tender offers. These and other risks and uncertainties are described in Coca-Cola Enterprises’ Annual Report for 2004 on Form 10-K, Quarterly Report for the quarter ended September 30, 2005 on Form 10-Q and other reports filed with the U.S. Securities and Exchange Commission. Coca-Cola Enterprises undertakes no obligation to update the information in this news release.

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